Exhibit 99

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals’ Division Declares Force Majeure

COLUMBUS, Ohio – (August 24, 2006) – Hexion Specialty Chemicals announced today that its Phenolics and Forest Products Division would declare force majeure for formaldehyde and formaldehyde-derived products in North America effective immediately. The announcement follows Hexion being placed on allocation for methanol, a key raw material in the production of formaldehyde and formaldehyde derived products, as two major methanol producers also recently declared force majeure.

As a result of the raw material limitations, Hexion is allocating its available supply of formaldehyde and formaldehyde derived products in North America among its customers during the force majeure period, dependent on logistics. Methanol is a key raw material in the production of formaldehyde and formaldehyde-derived products used in a wide range of engineered wood resins, specialty wood adhesives and other applications.

Hexion is working with all impacted customers to mitigate the effects of this supply interruption on its operations and customer deliveries. However, the duration of the force majeure period and the potential financial impact of this situation on the company are unknown at this time.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com